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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:         May 31, 1997
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER

(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |_| Form 10-K   |_| Form 20-F   |_| Form 11-K   |X| Form 10-Q   |_| Form N-SAR                                     CUSIP NUMBER

     For Period Ended: August 31, 1996                                                              -----------------------------
                     ----------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition  Report  on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: __________________________________________

____________________________________________________________________________________________________________________________________
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
____________________________________________________________________________________________________________________________________

If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
____________________________________________________________________________________________________________________________________

Full Name of Registrant
Avesis Incorporation
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Former Name if Applicable
100 West Clarendon Avenue, Suite 2300
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Address of Principal Executive Office (Street and Number)
Phoenix, Arizona 85013
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City, State and Zip Code
____________________________________________________________________________________________________________________________________

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable effort or expense;

   |X|    (b) The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or
portion  thereof,  will be filed on or before the fifteenth  calendar day following the  prescribed  due date; or the | calendar day
following the prescribed due date; and subject  quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
____________________________________________________________________________________________________________________________________

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,  N-SAR, or the transition report or portion thereof, could not be filed within the  prescribed  time  period.  portion  thereof,  will be filed on or before the  fifteenth  calendar day following the prescribed

                                                                                                     (Attach Extra Sheets if Needed)
                                                                                                                     SEC 1344 (6/94)

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                                                     Attachement to Form 12b-25
                                                         Part III Narrative

     The Company  was unable to file the Form 10-Q within the  prescribed  time period due to a change in the  financial  department personnel which caused an additional amount of time required to properly prepare the first quarter financial statements and the Form
10-Q.

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PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification
     Shannon Barnett, Controller                   (602) 240-9061
    --------------------------------------------  -------------------------------  -------------------------------------------------
                  (Name)                                    (Area Code)                             (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the
     Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the  registrant was required to
     file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No


(3)  Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year
     will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

     If so, attach an explanation of the anticipated  change, both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                             Avesis, Incorporated
                                        ----------------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       10/15/96                                              By       /s/ Neal A. Kempler
   --------------------------------                                -------------------------------------
                                                                         Neal A. Kempler, Secretary

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer),  evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.
____________________________________________________________________________________________________________________________________

                                                            ATTENTION
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
____________________________________________________________________________________________________________________________________

                                                        GENERAL INSTRUCTIONS

1.   This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2.   One signed  original  and four  conformed  copies of this form and  amendments  thereto  must be  completed  and filed with the
     Securities and Exchange  Commission,  Washington,  D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The  information  contained in or filed with the form will be made a matter of public  record in the  Commission files.

3.   A manually signed copy of the form and amendments  thereto shall be filed with each national  securities  exchange on which any class of securities of the registrant is registered.

4.   Amendments to the  notifications  must also be filed on form 12b-25 but need not restate  information  that has been  correctly furnished. The form shall be clearly identified as an amended notification.

5.   Electronic  Filers.  This form shall not be used by  electronic  filers unable to timely file a report solely due to electronic difficulties.  Filers unable to submit a report within the time period  prescribed  due to  difficulties  in electronic  filing should comply with either Rule 201 or Rule 202 of  Regulation  S-T  (ss.232.201  or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).
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